Exhibit 99.1

Operator

Good day, ladies and gentlemen. Thank you for standing by. Welcome to the STAAR Surgical Fourth Quarter and Full Year 2017 Financial Results Conference Call. (Operator Instructions) This call is being recorded today, Wednesday, February 28, 2018.

At this time, I would like to turn the conference over to Mr. Brian Moore with EVC Group.

Brian Moore

Thank you, Crystal, and good afternoon, everyone. Thank you for joining us on the STAAR Surgical conference call this afternoon to review the company's financial results for the fourth quarter, which ended on December 29, 2017. On the call today are Caren Mason, President and CEO of STAAR Surgical; and Deborah Andrews, Chief Financial Officer.

The news release detailed in the fourth quarter and full year 2017 results was issued just after 4:00 p.m. Eastern Time and is now available on STAAR's website at www.staar.com.

Before we begin, let me quickly remind you that during the course of this conference call, the company will make forward-looking statements. We caution you that any statement that is not a statement of historical fact is a forward-looking statement. This includes remarks about the company's projections, expectations, plans, beliefs and prospects. These statements are based on judgment and analysis as of the date of this conference call and are subject to numerous important risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The risk and uncertainties associated with the forward-looking statements made in this conference call and webcast are described in the safe harbor statement in today's press release as well as STAAR's public periodic filings with the SEC. STAAR assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

In addition, to supplement the GAAP numbers, we have provided non-GAAP adjusted net income and net income per share information. We believe that these non-GAAP numbers provide a meaningful supplemental information and are helpful in assessing our historical and future performance. A table reconciling the GAAP information to the non-GAAP information is included in today's financial release. Following our prepared remarks, we will open the call to questions from publishing analysts. (Operator Instructions) We thank everyone in advance for their cooperation with this process. And with that, I'd like to turn the call over to Caren Mason, President and Chief Executive Officer of STAAR Surgical.

Caren L. Mason - STAAR Surgical Company - CEO, President and Director

Thank you, Brian, and good afternoon, everyone. I will begin our discussion with a brief overview of Q4 and full year 2017 performance highlights. And then we'll spend a few minutes addressing expectations for 2018. Deborah will then review key fourth quarter and full year 2017 financial results before we open the call for your questions. We completed our 3-year 2015 to 2017 transformational base business plan on target and finished 2017 with a solid foundation for growth for 2018 to 2020.

The 2017 investments in the clinical, quality, regulatory, research and development, commercial and operations infrastructure have appreciably reinforced STAAR and contributed to our readiness for a stronger growth trajectory in 2018 and beyond. We began to realize this emerging strength in our ICL sales results in Q3 and Q4 of 2017, which combined, accounted for 20% growth over the second half of 2016. We began 2018 with several new products and developments, a pivotal clinical trial about to begin in Europe to validate the EVO Visian ICL EDOF lens for the treatment of presbyopia, recent 3- to 5-year compliance certifications from regulatory bodies representing Korea and Europe, additional and strengthened strategic cooperation partnerships around the globe and myriad new programs for our ophthalmic surgeons including upgraded certified training, practice development and consumer outreach support.

As disclosed in November, we expect to bolster our strategic imperatives for 2018 with additional investment in commercial infrastructure expansion, clinical studies, regulatory compliance and consumer outreach, which will require a low double-digit increase in operating expenses over 2017 actual.

We remain committed to double-digit top line growth fueled by anticipated mid-teens or greater ICL sales and unit growth. In 2018, we expect to continue strong positive cash flow and cash generation. We plan to improve our earnings as compared to 2017 and we achieved good progress on our sustained profitability promise, which we believe, is realizable as we have indicated later in the 3-year planning cycle.

Now I'd like to share a little more color on how we see 2018 shaping up. We have set substantial ICL growth goals in our key markets of China, Korea, Japan, Spain and Germany and with selected global distributor partners. Our goal is to grow revenue double-digit year-over-year, which will set us up well for the over $100 million in the revenue we are aiming to achieve in 2018. We are pleased that our Korea strategy is back on track. We expect double-digit growth from Korea in 2018. We are focused on Toric growth, implementation of STAAR's new practice development tools and digital co-marketing with our distributor partner.

We recently embarked on an advertising campaign, which began during the Olympics. Our break free from glasses EVO Visian ICL campaign carries through the Olympics theme, with no borders strapped in spectacles leading the viewer to our websites to learn how to break free. The apps are running in 6 subway stations, which carry more than 8 million monthly writers each between Seoul and PyeongChang. The ads are permanently positioned on large screens next to a set of train doors, as you board. We expect North America will continue to be void by growth in Canada. We are opened to adding large-volume clinic chains in North America as Strategic Cooperation Agreement partners. We are stipulating surgeon certification, practice development and consumer outreach commitments to assure these relationships provide the outstanding premium and primary positioning we enjoy in our largest international markets. We believe we can change the way the ICL is marketing and proceed to North America with the right partners. We are preparing for a possible Toric Visian ICL launch in the United States by year-end. Dependent upon achieving an in-compliance QSR rating by the FDA.

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FEBRUARY 28, 2018 / 04:30PM ET, STAA - Q4 2017 STAAR Surgical Co Earnings Call

At this time, we have limited additional information regarding inspection status. In addition, with recent clinical data and patient registry reporting from around the globe, we believe we are on steady footing to present a very positive picture of the safety and effectiveness and patient satisfaction of the EVO Visian ICL family of lenses as our next targeted product family for U.S. approval.

In the past year, we have surveyed over 1,400 patients post-ICL implantation. The current patient rating is 99%, reporting being satisfied or very satisfied, and an impressive 99% reporting they would have the surgery again. We have completed our EDOF ICL, pilot clinical study for presbyopia and believe the results are compelling as such, we continue as promised to forge ahead with our EU EDOF ICL for presbyopia pivotal clinical study and expect first patient enrollments in the trial by the end of March.

We have planned for a low double-digit increase in overall spending in 2018 to support commercial infrastructure expansion, clinical studies, increasing regulatory submission fees and consumer outreach. We believe we have struck the right balance in planning for a more robust long-term growth trajectory with increased spending in the near term. Due to a more than anticipated large-volume increase and lower price injector part sales and stronger projected growth of price-competitive lower diopter ICLs, we are expecting our gross margin percentages to flatten or slightly decrease in 2018. We view this as temporary as we initiate a number of new operations improvements from our foundations 2023-year plan. Of course, let's remember that overall gross margin dollars will track nicely as double-digit growth, along with the top line. With regard to the bottom line, we do expect improvement over our $0.05 EPS loss in 2017. We also plan to increase our year-end 2017 cash position of $18.6 million by the end of 2018. Overall, we are enthusiastic about 2018 and look forward to delivering another strong year for our shareholders. That concludes my prepared remarks for this afternoon. Deborah?

Deborah Andrews - STAAR Surgical Company - CFO

Thank you, Karen, and good afternoon, everyone. I'll start the financial overview with a summary of top line results and then provide more details by product and market. STAAR reported net sales of $24.9 million in the fourth quarter of 2017, an increase of 12% over the $22.1 million of sales reported in the fourth quarter of 2016. The sales increase was driven by ICL revenue growth of 19% with unit growth of 20% and increased injector parts sales partially offset by decreased IOL sales.

For the fourth quarter of 2017, total sales for our ICL product line were $18.6 million compared to $15.7 million in the prior year quarter. The increase in ICL sales is due to strong double-digit growth in China, Japan, India, the Asia distributor markets, Europe and the Middle East, partially offset by decreased sales in North America, Latin America and Korea.

For our IOL product line, total IOL sales were $4.4 million for the fourth quarter of 2017, which was down 11% in revenue and 6% units from the prior year period. Decreased sales of silicone and Collamer IOLs were partially offset by increased sales of acrylic preloaded IOLs.

Our other product sales, primarily injector parts, were $1.8 million for the fourth quarter of 2017, up 24% over the prior year period. Our gross profit grew nearly 10% in the fourth quarter of 2017 compared to the fourth quarter of 2016, a couple of percentage points below the increase in net sales. Our gross profit margin for the fourth quarter of 2017 was 69.9% compared to the prior year gross profit margin of 71.7%. The decrease in gross margin for the quarter is primarily the result of unfavorable product mix due to the increase of lower-margin injector part and other product sales and increased another cost of sales and lower IOL and ICL ASPs, partially offset by the favorable effect of the 31% increase in Toric ICL sales, our highest margin product.

Operating expenses for the fourth quarter were $18.6 million, an increase of 28% compared to the prior year quarter of $14.6 million. The increase in operating expense was due to the timing of our Experts Meeting in the ESCRS trade show, which was held in the fourth quarter of 2017 compared to the third quarter of 2016. Operating expenses were also higher in Q4 2017 due to increased G&A compensation and travel expenses, increased commercial operations expenses in China, increased clinical expenses associated with our clinical trials for the next generation ICL with EDOF optic. We also recorded a write-down of certain capital equipment no longer in use, which was largely offset by an income tax benefit recorded as a result of the 2017 Tax Cuts and Jobs Act.

We reported a net loss during the fourth quarter of 2017 of $0.1 million or approximately breakeven per diluted share compared to a net loss of $0.2 million or breakeven per diluted share for the prior year period. On a non-GAAP basis, we reported the same adjusted net income for the fourth quarter of 2017 as for the fourth quarter of 2016 of $0.8 million or $0.02 per diluted share.

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FEBRUARY 28, 2018 / 04:30PM ET, STAA - Q4 2017 STAAR Surgical Co Earnings Call

For full year 2017, STAAR reported net sales of $90.6 million, an increase of 10% over the $82.4 million of sales reported for 2016. The sales increase was driven by ICL revenue growth of 16% with unit growth of 17%, an increased injector parts sales, partially offset by decreased IOL sales.

For the full year of 2017, total sales for ICL product line were $68.3 million compared to $59.1 million in the prior year. Asia Pac, EMEA and North America regions, all experienced year-over-year sales growth with the most notable growth in China, Japan, the Asia distributor markets, Europe and Canada, partially offset by decreased sales in the U.S. Latin America and Korea. For IOL product line, total IOL sales were $17.3 million for the full year of 2017, which was down 12% in revenue and 5% units from the prior year period. Again, decreased sales of silicone and Collamer IOLs were partially offset by increased sales of acrylic preloaded IOLs. Our other product sales were $5 million for 2017, up 39% over the prior year period. Our gross profit in 2017 grew 10% compared to 2016, slightly ahead of the increase in net sales. Our gross profit margin for 2017 was 70.9% compared to the prior year period gross profit margin of 70.8%.

The favorable effect of the 30% increase in Toric ICL sales was largely offset by an unfavorable product mix due to the increase in lower-margin injector part and other product sales. Our operating expenses for 2017 were $67.9 million, a decrease of 4% compared to the prior year quarter — prior year of $71 million. The decrease in operating expense was due to the stock compensation acceleration of 2016 that was not repeated in 2017, decreased quality remediation consulting fees, partially offset by increased headcount and overall compensation and increased commercial operations expense in China.

For the full year of 2017, we reported a net loss of $2.1 million or approximately $0.05 per diluted share compared with a net loss of $12.1 million or $0.30 per diluted share for the prior year period. On a non-GAAP basis, we reported adjusted net income for 2017 of $0.4 million or $0.01 per diluted share compared to a net loss of $1.6 million or $0.04 per share.

Now turning to our balance sheet. Our cash, cash equivalents and restricted cash of December 29, 2017, totaled $18.6 million, which is $4.5 million ahead of year-end 2017. The company generated $1.1 million in cash from operating activities in the fourth quarter of 2017 and $2.9 million during the full year of 2017. Despite significant operational investments over the last 3 years, the company has managed to increase its cash balances in each of the last 3 years and expects to continue to do so going forward. This concludes my comments.

And with that, we're ready to take your questions.

Operator, please open the line for questions.

 QUESTION AND ANSWER

Operator

(Operator Instructions) And our first question comes from Jason Mills from Canaccord Genuity.

Jason Richard Mills - Canaccord Genuity Limited, Research Division - MD of Research & Analyst

It looks to be a pretty good set up for 2018, Caren. I'm curious if we did start, I understand there is limited information that you can give us with respect to when the FDA is going to get around to talking with you about the Warning Letter. But, I guess, could you speak maybe in hypotheticals, if you saw that near term, and I think you can expecting it any day now sort of for a while. Will that change in any way your outlook? I presume positively, if you had it sooner rather than later. But would it change in any way your outlook or your plans or spending or investing in the business and distribution or anything at all, if it were to come in relatively near future?

Caren L. Mason - STAAR Surgical Company - CEO, President and Director

We definitely have been preparing for, hopefully, a positive outcome with a Warning Letter being lifted. And — so with the result of that, most of the (inaudible) associated with the introduction of the Toric into The United States market is already in the model. So there is upside on revenue, the earlier in the year, this potentially could happen for us. So the $100 million-plus really doesn't take into account, yet, any Toric units in The United States but, obviously, does point to some pretty aggressive growth outside the U.S. I would like to comment though that, although, we have not yet had a reinspection of our facility, we have been in periodic contacts with the FDA and are assured that they are planning, representatives of the FDA are planning to inspect our facility. Since this is a reinspection, we know the FDA policy is not to preannounce. So we remain ready for that inspection and look forward to completing the milestone. In the meantime, even though we don't know when it will occur, we believe it will occur sometime in 2018, and hopefully, it will occur within the first half of the year. So just wanted to get that out there. Because I know a lot of people are wondering about whether we're having any conversation with the FDA around timing.

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FEBRUARY 28, 2018 / 04:30PM ET, STAA - Q4 2017 STAAR Surgical Co Earnings Call

Jason Richard Mills - Canaccord Genuity Limited, Research Division - MD of Research & Analyst

Yes, that's super color, Caren. Good to hear. Just a few quick ones and, Caren, then the others will jump in. Gross margins were a little lighter and it's sort of understandable the way you're guiding for fiscal '18. But you also said you expect this to be temporary. So as you look through over your 3-year plan — your new 3-year plan, could you level set us with respect to where you see gross margins going? Obviously, assuming that you have an increasing presence in The United States market, which I presume would be augmented to margins. Also, with respect to Toric, you commented that you had a good solid positive mix in Toric this quarter, which was offset but generally helped your gross margins. And I'm wondering if you can give us more color there? And then just lastly, with respect to the EDOF trial across the time, how do you — how fast do you expect that to enroll, I guess, is the bottom line question?

Caren L. Mason - STAAR Surgical Company - CEO, President and Director

Sure. With regard to gross margin, we are pleasantly surprised at the amount of orders that we are seeing for lower diopter ICLs. They have exceeded our expectations. So that is also part of mix issue, not just the dramatic increase we expect as well in injector part sales. So it's good for us because we are taking on more and more of the business model of our strategic partners, especially, around the globe, to get more lower diopter in their business model so that we end up getting more market share of all the refractory procedures. In terms of gross margin, yes, our Foundations 2020 improvement is on plan. We do expect, by the end of the year, some of those improvements to garner additional gross margin for us. And we expect for the remainder 2019 and '20 to be back on track, heading towards the mid-70s in terms of gross margin for our products. In terms of Torics as a percentage, we have some markets as high as 47% Torics, right now. For the company, as a whole, we're trending above 40%, and what we're seeing now going forward is that, that will even gain in terms of numbers, lots of really strong interest in EVO Toric. In terms of EDOF and timing for patient enrollment, we are doing — we believe a very thorough and effective job of following all the critical requirement to properly enter into the European countries that will be working with us who conduct, what we hope, will be a quick swift and convincing trial of our EDOF lens. So we expect our enrollments to begin in March and first implants to take place in early April.

Operator

Our next question comes from Jim Sidoti from Sidoti & Company.

James Philip Sidoti - Sidoti & Company, LLC - Research Analyst

So just I wanted to just clarify, you said double-digit growth in 2018, is that overall growth or is that just ICL growth?

Caren L. Mason - STAAR Surgical Company - CEO, President and Director

That's overall growth. We're expecting revenue to exceed $100 million, we're hopefully excited to join that club.

James Philip Sidoti - Sidoti & Company, LLC - Research Analyst

And do you anticipate any changes in the seasonality that you'll seen — from what you've seen in previous years, or do you think you'll be more back-end loaded because of some of the new products?

Caren L. Mason - STAAR Surgical Company - CEO, President and Director

I think that — I think you would be pleasantly surprised with the way we grow in 2018. And I think it will vary from in the different work than what the company has experienced in the past. Just to remind you, we have had sequential growth over the last 4 quarters.

James Philip Sidoti - Sidoti & Company, LLC - Research Analyst

Okay. So it sounds like you expect that to continue?

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FEBRUARY 28, 2018 / 04:30PM ET, STAA - Q4 2017 STAAR Surgical Co Earnings Call

Caren L. Mason - STAAR Surgical Company - CEO, President and Director

Well, certainly, that would be what we would like to see happen, yes.

James Philip Sidoti - Sidoti & Company, LLC - Research Analyst

Okay. All right. Great. And then, the gross margin guidance you gave for '18, can you just repeat, is that because of the sales mix?

Caren L. Mason - STAAR Surgical Company - CEO, President and Director

Yes. It's really exciting for us. Because we have — we started last year at our Experts Meeting to really focus on the qualification of and the performance of ICLs for lower diopter required visual effects, let's call it. So patients who really had a modest refracted need for correction weren't being offered our lens. In terms of volume for the refractive surgeon, it's really good for us to be considered available in a really excellent premium and primary solution for most, if not all of the refracted patients. So with that, though, comes a lower price point because the LASIK has traditionally performed well at the lower correction diopters. So the opportunity for us to be able to take more of that share is coming sooner than we planned. And so when you take a look, it's all good, because the gross margin dollars are growing very nicely along with the top line growth. But the margins are going to be probably close to what they are this year, at least in '18, till we catch up with all of those foundational upgrades that we talked about in terms of automation and so on. That will also give us more opportunity per unit in terms of gross margin dollars.

Deborah Andrews - STAAR Surgical Company - CFO

All right, I would also add to that, that getting the Toric ICL approved in the U.S. will also nicely add to our gross margins.

James Philip Sidoti - Sidoti & Company, LLC - Research Analyst

Okay. But I assume that, at least, for the guidance for 2018, you don't have anything for Toric in the U.S.?

Caren L. Mason - STAAR Surgical Company - CEO, President and Director

No, we don't.

Deborah Andrews - STAAR Surgical Company - CFO

That's right, 2018 is flat margins, part of it.

Operator

And our next question comes from Raymond Myers from Benchmark.

Raymond Alexander Myers - The Benchmark Company, LLC, Research Division - Research Analyst

Let me first ask you about the preloaded ICL. When do you expect that to be launched? And then also discuss why there's been an increase in injector part sales expected in 2018?

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FEBRUARY 28, 2018 / 04:30PM ET, STAA - Q4 2017 STAAR Surgical Co Earnings Call

Caren L. Mason - STAAR Surgical Company - CEO, President and Director

Okay, with regard to preloaded, we're on hold right now in terms of announcing the launch date. We have some opportunities, we think, to even improve on this injector that is in development. So we'll give more color on that in the next couple of quarters. With regard to injector sales, we had a relatively bumpy past with the manufacturer that purchases these injector parts over the last years. And due to some really outstanding work by our team, we have a really good relationship with that manufacturer now and the amount of demand for these parts have gone up dramatically. So with that, it's obviously an opportunity for us to improve our top line as well as have some opportunity for other parts, et cetera, going forward. We are becoming experts, and really I would call us expert at coding on injector parts, a hard to manage capability for most companies, which is why we're being sought out.

Raymond Alexander Myers - The Benchmark Company, LLC, Research Division - Research Analyst

Good. You talked a bit about your gross margin expectations this year. And if I heard you correctly, it sounds like gross margin expectations are softer in the first half of 2018 and stronger in the second half. Can you elaborate as to why you expect that cadence?

Caren L. Mason - STAAR Surgical Company - CEO, President and Director

Well, I think for the year, we're calling pretty much equal to the way we're ended 2017. And what we expect though is that going into '19, a lot of this will even itself that will be back on the trajectory to the mid-70s in the planning cycle. So this is mostly really good news. It's got nothing to do with increased costs that are traveling or price changes, ASPs that are troubling, it's none of the above. It's that the mix is stronger directionally, that impacts as positively as company. So the margin — gross margin dollars will be up in line with revenue or close to it. So that's all good in terms of drop-through to the bottom line.

Raymond Alexander Myers - The Benchmark Company, LLC, Research Division - Research Analyst

Great. And then just a supportive clarification. The press release says that you have a pro forma diluted EPS of $0.02 per share, am I reading that correctly?

Caren L. Mason - STAAR Surgical Company - CEO, President and Director

Adjusted net income of $0.02 per share, correct.

Raymond Alexander Myers - The Benchmark Company, LLC, Research Division - Research Analyst

Okay. Very good. I don't think you said that in your — in the prepared remarks. That's quite positive.

Operator

(Operator Instructions) And our next question comes from Brian Weinstein from William Blair.

Andrew Frederick Brackmann - William Blair & Company L.L.C., Research Division - Associate

This is actually Andrew Brackmann on for Brian today. Caren, I wanted to start off with a higher-level question. Obviously, the strategic partnerships have been a major part of growth for you guys over the past few years. Looking back, what is — what specifically has made those successful in the cases where they worked out and in the cases where they didn't work out, what was it that really just didn't work out according to plan?

Caren L. Mason - STAAR Surgical Company - CEO, President and Director

Hey, well, we really haven't had partnerships that haven't worked out, I would say that just about all of them have. And the reason for that is that together, we really strategize clinical and business models that's best for that strategic partner. So we look at the percentage of refractive procedures, whether we have low, mid or high diopter patients in terms of their normal business model. We look at the way they market, the kind of consumer outreach that they do with the bigger strategic partners that are actually doing research. We actually do together, do research like we did with Aier on the lower diopter patient results with the ICL. And so when we, together, we strategically plan every year the growth, the market share, the patient outreach, the research and the co-marketing. And all of that together makes a really great alliance, where we grow together with the partner. So this year, we could really analyze and very clearly know what our growth trajectory would be with those partners. So it makes a big difference because it definitely validates for both parties what the business model is for the year for ICL.

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FEBRUARY 28, 2018 / 04:30PM ET, STAA - Q4 2017 STAAR Surgical Co Earnings Call

Andrew Frederick Brackmann - William Blair & Company L.L.C., Research Division - Associate

Got it. And then Deborah, on the operating expense growth this year, what percentage of that is attributed to investment in the U.S. infrastructure, if any?

Deborah Andrews - STAAR Surgical Company - CFO

I would say for this — for — are saying for 2017?

Andrew Frederick Brackmann - William Blair & Company L.L.C., Research Division - Associate

For 2018. You had talked about the double-digit operating expense growth?

Deborah Andrews - STAAR Surgical Company - CFO

Yes low to mid — would you repeat the question, please?

Andrew Frederick Brackmann - William Blair & Company L.L.C., Research Division - Associate

Yes, so the low double-digit increase in operating expenses over 2017, what percentage of that is going to be attributed to investments in the U.S. commercial infrastructure, if any?

Deborah Andrews - STAAR Surgical Company - CFO

Well, there will be an allocation, of course, for the U.S. But in the planning, it is not appreciably greater than other investments around the world. We basically look where the opportunity for growth is. We have a very good plan, that's been kind of under lock and key, and we've been wanting to bring it out for a while now for introducing Toric in The United States. So the consumer outreach in the U.S., yes, there will definitely be expenditure there in the key cities, where we plan to roll out the product first.

Operator

Thank you. And that does conclude our question-and-answer session for today's conference. I would now like to turn the call back over to Caren Mason for any closing remarks.

Caren L. Mason - STAAR Surgical Company - CEO, President and Director

Thank you for your participation on our call today. We will be on the road in coming weeks. Currently, we have nondeal roadshows scheduled in New York, Los Angeles and Baltimore. We appreciate your interest and investment in our company. All the best to all of you. Thank you, operator.

Operator

Ladies and gentlemen, thank you for participating in today's conference. This does conclude the program. You may all disconnect. Everyone, have a wonderful day.

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